As filed with the Securities and Exchange Commission on June 28, 2010

Registration No. 333-52766
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GARMIN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	98-0229227
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Vorstadt 40/42 8200 Schaffhausen Switzerland	N/A
(Address of principal executive offices)	(Zip Code)

Garmin International, Inc. 401(k) and Pension Plan
(Full title of the plan)

Andrew R. Etkind, Esq.
c/o Garmin International, Inc.
1200 East 151st Street
Olathe, Kansas 66062
 (Name and address of agent for service)

(913) 397-8200
(Telephone number, including area code, of agent for service)

Copy to:
John A. Granda
Stinson Morrison Hecker LLP
1201 Walnut Street
Kansas City, Missouri 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-52766) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Garmin Ltd., a Swiss corporation (the "Company"), as the successor issuer to Garmin Ltd., a Cayman Islands company ("Garmin Cayman"), pursuant to a share exchange transaction effected by a scheme of arrangement under Cayman Islands law.  On June 27, 2010, each previously outstanding common share of Garmin Cayman, par value $0.005 per share, was exchanged for one registered share of the Company, par value CHF 10.00 per share.  We refer to the transactions effecting this exchange collectively as the Redomestication.  As a result of the Redomestication, which became effective on June 27, 2010, Garmin Cayman is now a direct, wholly-owned subsidiary of the Company.

In connection with the Redomestication, the Company has assumed Garmin Cayman's obligations under the Garmin International, Inc. 401(k) and Pension Plan (the “Plan”), including the obligation to deliver shares pursuant to the terms of the Plan.  Consequently, the registered shares of the Company will henceforth be issuable under the Plan in lieu of the common shares of Garmin Cayman.  The Company expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The securities registered under the Registration Statement may include newly issued securities or securities held in treasury by the Company.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission ("SEC") allows the Company to "incorporate by reference" the information that it files with the SEC, which means:

•	Incorporated documents are considered part of this registration statement;

•	We can disclose important information by referring the reader to these documents, which may be documents that we previously have filed with the SEC or that we will file with the SEC in the future; and

•	Information that we file with the SEC will automatically update and supersede this registration statement and any previously incorporated information.

The Company incorporates by reference the documents or portions of documents listed below which were filed with the SEC under the Exchange Act:

•	Garmin Cayman's Annual Report on Form 10-K for the fiscal year ended December 26, 2009, filed with the SEC on February 24, 2010;

•	The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2009 filed with the SEC on June 24, 2010;

•	Garmin Cayman's Quarterly Report on Form 10-Q for the quarter ended March 27, 2010, filed with the SEC on May 5, 2010;

•	Garmin Cayman's Current Reports on Form 8-K filed with the SEC on February 4, 2010, March 17, 2010, April 5, 2010, April 9, 2010, April 28, 2010, May 20, 2010, June 4, 2010 and June 21, 2010;

•	The Company's Current Report on Form 8-K filed with the SEC on June 28, 2010; and

•	The description of the Company's registered shares contained in its Registration Statement on Form 8-A, as amended on June 28, 2010 (File No. 000-31983).

The Company also incorporates by reference filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the SEC after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.01 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Although this area of law is unsettled in Switzerland, the Company believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Company may indemnify the members of its board of directors and its officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the member of the board of directors or officer concerned.  The Company’s articles of association make indemnification of members of the board of directors and officers and advancement of expenses to defend claims against members of the board of directors and officers mandatory on the part of the Company to the fullest extent allowed by Swiss law.  Swiss law permits the Company, or each member of the board of directors or officer individually, to purchase and maintain insurance on behalf of such members of the board of directors and officers.  The Company plans to obtain such insurance from one or more third party insurers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

3.1	Articles of Association of Garmin Ltd. (filed as Exhibit 3.1 to the Company's Form 8-K filed on June 28, 2010 and incorporated herein by reference)

5.1	Opinion of KPMG AG, Swiss counsel to the registrant, regarding the legality of the securities being registered

5.2
Favorable Opinion Letter, dated February 27, 2002, issued by the Internal Revenue Service to T. Rowe Price Trust Company, the prototype plan sponsor of the form of plan document used for the Garmin International, Inc. 401(k) and Pension Plan (filed as Exhibit 5.2 to the Company's Registration Statement on Form S-8, Registration No. 333-124818, filed on May 11, 2005 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG AG (included in Exhibit 5.1)

23.3	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (included on signature page)

99.1
Garmin International, Inc. 401(k) and Pension Plan (f/k/a Garmin International, Inc. Savings and Profit Sharing Plan), as amended and restated (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8, Registration No. 333-124818, filed on May 11, 2005 and incorporated herein by reference)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on June 28, 2010.

GARMIN LTD.

By:	/s/ Min H. Kao
Min H. Kao
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Min H. Kao, Kevin Rauckman and Andrew R. Etkind and each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Min H. Kao	Chairman of the Board of Directors, Chief Executive	June 28, 2010
Min H. Kao	Officer and Director (principal executive officer)

/s/ Kevin Rauckman	Chief Financial Officer and Treasurer (principal	June 28, 2010
Kevin Rauckman	accounting and financial officer)

/s/ Charles W. Peffer	Director	June 28, 2010
Charles W. Peffer

/s/ Clifton A. Pemble	Director	June 28, 2010
Clifton A. Pemble

/s/ Gene M. Betts	Director	June 28, 2010
Gene M. Betts

/s/ Donald H. Eller	Director	June 28, 2010
Donald H. Eller

/s/ Thomas P. Poberezny	Director	June 28, 2010
Thomas P. Poberezny

Exhibit Index

Exhibit Number	Description

3.1	Articles of Association of Garmin Ltd. (filed as Exhibit 3.1 to the Company's Form 8-K filed on June 28, 2010 and incorporated herein by reference)

5.1	Opinion of KPMG AG, Swiss counsel to the registrant, regarding the legality of the securities being registered

5.2
Favorable Opinion Letter, dated February 27, 2002, issued by the Internal Revenue Service to T. Rowe Price Trust Company, the prototype plan sponsor of the form of plan document used for the Garmin International, Inc. 401(k) and Pension Plan (filed as Exhibit 5.2 to the Company's Registration Statement on Form S-8, Registration No. 333-124818, filed on May 11, 2005 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG AG (included in Exhibit 5.1)

23.3	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (included on signature page)

99.1
Garmin International, Inc. 401(k) and Pension Plan (f/k/a Garmin International, Inc. Savings and Profit Sharing Plan), as amended and restated (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8, Registration No. 333-124818, filed on May 11, 2005 and incorporated herein by reference)